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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), dated as of January 1, 2000, between THE ESTEE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and FRED H. LANGHAMMER, a resident of Scarsdale, New York (the "Executive" or "you"),

                              W I T N E S S E T H:

         WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and selling skin care, makeup, fragrance and hair care products and related services (the "Business"); and

         WHEREAS, the Executive and the Company are parties to an employment agreement dated as of July 1, 1995 (the "Previous Agreement"); and

         WHEREAS, the Company desires to continue to retain the services of the Executive, and to appoint him as President and Chief Executive Officer, and the Executive desires to provide services in such capacities to the Company, upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") has approved the terms of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment Term.

         The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into employment, as President and Chief Executive Officer of the Company for the period commencing on January 1, 2000 and ending on June 30, 2005 unless terminated sooner pursuant to Section 6 hereof (the "Term of Employment"). The six-month period commencing January 1, 2000 and ending June 30, 2000 shall be the "Six-Month Period". The twelve-month period commencing on July 1, 2000 shall be the "First Contract Year" hereunder, and subsequent twelve-month periods shall be subsequent Contract Years.

         2. Duties and Extent of Services.

         (a) During the Term of Employment, the Executive shall serve as the President and Chief Executive Officer of the Company, and, in such capacities, shall render such executive, managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such positions. The Executive shall only be required to report (i) to the

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Company's Chairman so long as Leonard A. Lauder continues to serve in such capacity, and (ii) directly to the Board of Directors.

         (b) The Executive shall serve as a Director of the Company if elected to such position and shall also hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Board of Directors of the Company, provided that each such position shall be commensurate with the Executive's standing in the business community as President and Chief Executive Officer. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company shall specifically approve such additional compensation.

         (c) The Executive shall be a full-time employee of the Company and shall exclusively devote all his business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his ability all of the duties required of him as President and Chief Executive Officer, and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to him hereunder. Notwithstanding the foregoing provisions of this section, the Executive may (i) serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the Board of Directors or Chairman of the Board of the Company may approve, such approval not to be unreasonably withheld, and (ii) devote such time to the management of his personal investments that does not significantly or adversely impact the time spent on his duties for the Company.

         3. (a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary of $2,000,000 per year (the "Base Salary"). All amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.

         (b) Incentive Bonus Compensation. (i) For the Six-Month Period, the Compensation Committee shall, after consultation with the Executive, establish a bonus opportunity for the Executive with a maximum payout of $600,000 based on the Company's performance for the six months ending June 30, 2000. The bonus opportunity established by the Compensation Committee in August 1999 shall remain in full force and effect for the period ending June 30, 2000. (ii) For each Contract Year hereunder through the Contract Year ending June 30, 2003, the Compensation Committee has granted to the Executive annual aggregate opportunities under the Company's Executive Annual Incentive Plan (the "Bonus Plan") (i.e., the maximum bonus that may be awarded) equal to one hundred fifty percent (150%) of the Base Salary established under Section 3(a) hereof, subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference; provided, however, that the Compensation Committee shall not exercise any discretion pursuant to Section 4(d) of the Bonus Plan to reduce the amount of Executive's annual bonus. For any Contract Year ending after June 30, 2003, the


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Executive shall be entitled to participate in such bonus plans as the
Compensation Committee shall determine.

         (c) Deferral. The Executive may elect to defer payment of all or any part of his bonus incentive compensation payable in accordance with Section 3(b)(ii) hereof in respect of any Contract Year during the Term of Employment, by giving to the Company written notice thereof, on or before March 31 of such Contract Year. Additionally, in the event that in respect of any fiscal year of the Company any amount of Base Salary, any amount payable under the Bonus Plan or any other amount payable to the Executive hereunder or otherwise shall, either alone or in combination with other amounts payable hereunder or otherwise, result in the payment by the Company of any amount that shall not be currently deductible by it pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount"), the Company may elect to defer the payment of the Non-Deductible Amount. Any amounts, so deferred, either by election of the Executive or by election of the Company shall be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment hereunder. Such amounts shall be credited with interest as of each June 30 during the term of deferral, compounded annually, at a rate per annum, equal to the annual rate of interest announced by Citibank, N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The entire amount credited to such bookkeeping account shall be paid to the Executive on a date to be chosen by the Company, but in no event later than 90 days after the termination of the Executive's employment with the Company, unless the Executive requests prior to termination of his employment from the Company to continue the deferral of such payments until a later date or dates and the Company agrees to such request. The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but shall not be required to do so.

         4 (a) Stock Units. Pursuant to the Previous Agreement, the Company established a Share Unit Account for the Executive. The Compensation Committee approved the conversion of 181,585 units in the Share Unit Account as of January 1, 2000 as follows: 100,000 shares of Class A Common Stock to be issued and 81,585 share units to cover the various withholding taxes due and owing in connection with the conversion. For each Contract Year hereunder, the Compensation Committee has awarded to you, as of each July 1 of each such Contract Year, under the Company's Fiscal 1999 Share Incentive Plan (the "Share Incentive Plan") (or to the extent that any such award is not permitted for any Contract Year or Years by reason of the terms of the Share Incentive Plan, under a successor plan, if any (which, subject to any provisions necessary to comply with changes in law or accounting policies, shall contain terms no less favorable to the Executive than the terms of the existing Share Incentive Plan), hereafter adopted by the then Compensation Committee and subject to and conditioned upon the approval by the stockholders of the Company), a number of Stock Units equal to the lesser of (x) 200,000 or (y) (i) $2,000,000 divided by
(ii) the average closing price of the Class A Common Stock on the New York Stock Exchange or any other national securities exchange or other market system as reported by The Wall Street Journal for the twenty (20) trading days next preceding such July 1 (the "Average Share Price"), rounded to the next lower whole unit, subject to the terms and conditions of the Share Incentive Plan (or such successor plan), which are


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incorporated herein by reference. The limitations on the number of Stock Units contained in this Section 4(a) shall be adjusted in the manner provided in
Section 14 of the Share Incentive Plan for changes in the Class A Common Stock. In addition, as further compensation to you, in the event that, as of such July 1, the Average Share Price times 200,000 shall be less than $2,000,000, the amount of such deficiency shall be credited as a cash addition to a bookkeeping account in the name of the Executive, and shall be credited with interest and paid to the Executive in the same manner provided for deferred payments in
Section 3(c) hereof.

         Additionally, for each Contract Year hereunder, the Compensation Committee has awarded to you under the Share Incentive Plan, as of each date during the Term of Employment (and continuing thereafter until full payment of share units shall be made) that the Company shall pay a dividend to holders of record of the Class A Common Stock, a number of Stock Units equal to (x) the aggregate dividend payable on a number of shares equal to the number of Stock Units held in his Share Unit Account as of the record date for the dividend, divided by (y) the average closing price of the Class A Common Stock on the New York Stock Exchange or any other national securities exchange or other market system as reported by The Wall Street Journal for the twenty (20) trading days next preceding the payment date for such dividend, rounded to the next lower whole unit. Such additional Stock Units shall be awarded subject to the terms and conditions of the Share Incentive Plan, which are incorporated herein by reference.

         Stock units credited to the Share Unit Account during any Contract Year hereunder shall be non-forfeitable as long as the Executive shall remain in the employ of the Company during the entirety of such Contract Year. In the event that the employment of Executive shall terminate during any Contract Year hereunder (other than a termination due to disability or death, or a termination in accordance with Section 6(c), 6(f) or 6(g) hereof), Stock Units credited or creditable to the Share Unit Account during such Contract Year shall be forfeited and shall be neither due nor payable to the Executive. In the event that the Executive's employment hereunder is terminated due to disability or death, or a termination in accordance with Section 6(c), 6(f) or 6(g) hereof, the Stock Units shall be credited to the Share Unit Account during the Contract Year of such termination shall be fully vested and payable to the Executive.

         The Company shall make full payment to the Executive of the Share Unit Account on a date to be chosen by it, but in no event later than 90 days after the termination of the Executive's employment with the Company, unless the Executive requests prior to the termination of his employment for the Company to continue the deferral of such payments until a later date or dates and the Company agrees to such requests. Such payment shall be made by transfer to the Executive of a number of shares of Class A Common Stock of the Company equal to the number of Stock Units credited to the Share Unit Account as of the date of such payment, reduced by the number of shares having a value, as of the date of such payment, equal to the federal, state and local withholding tax due and owing in connection with such transfer. The Company, in its discretion, may no more than once in any twelve month period convert all or some of the Stock Units in the Share Unit Account to a cash equivalent amount (based on the closing price per share of the Class A Common Stock on the date of conversion), which amount shall be placed in a deferred account and be governed by Section 3(c) hereof. In the event any such conversion is made, the Share Unit Account will be reduced accordingly.


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

         (b) Stock Options. (i) As of the date hereof, the Compensation Committee has awarded to you options to purchase one million (1,000,000) shares of the Company's Class A Common Stock pursuant to the Share Incentive Plan. The terms of the options are set forth in a separate grant letter approved by the Compensation Committee and attached hereto. (ii) Beginning with the First Contract Year, the Compensation Committee approved the grant to you of options to purchase 500,000 shares of the Company's Class A Common Stock under the Share Incentive Plan during each contract year (or, to the extent that any such grant is not permitted during each Contract Year during the Term of Employment by reason of the terms of the Share Incentive Plan, or under a successor plan if any, hereafter adopted by the then Compensation Committee containing terms no less favorable to the Executive than the terms of the Share Incentive Plan, subject to any provisions necessary to comply with changes in law or accounting policies, and subject to and conditioned upon the approval by the stockholders of the Company) at exercise prices equal to the fair market value (as defined in the Share Incentive Plan) on each grant date, subject to the terms and conditions of the Share Incentive Plan, which are incorporated herein by reference. The number of stock options awarded hereunder shall be adjusted in the manner provided in Section 14 of the Share Incentive Plan for changes in the Class A Common Stock. The terms of the options shall be set forth in a separate grant letter approved by the Compensation Committee substantially in the form attached hereto as Exhibit A.

         (c) Certain Conditions. Executive acknowledges and agrees that any grant of Stock Units or Stock Options otherwise provided for in this Section 4 shall be effective as provided herein only to the extent permitted by the Share Incentive Plan, and this Agreement shall not obligate the Company to adopt any successor plan providing for the grant of Stock Units or Stock Options (or substantially similar benefits).

         5. Benefits.

         (a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and made generally available by the Company to its senior officers, including but not limited to the Estee Lauder Inc. Incentive Thrift Plan (the "Thrift Plan"), the Estee Lauder Inc. Retirement Growth Account Plan (the "Qualified Plan"), the related Estee Lauder Inc. Benefit Restoration Plan (the "Non-Qualified Plan"), contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which the Executive shall be eligible, or may become eligible during the Term of Employment; (ii) participate in the Company's automobile program now in effect and hereinafter adopted and generally made available by the Company to its senior officers; and (iii) paid vacations during each year of the Term of Employment in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers.

            (b) Pension. In calculating the amount of benefit payable to the Executive with reference to his participation in the Qualified Plan and the Non-Qualified Plan, the entire period of service of the Executive with the Company and its affiliates shall be recognized as credited service and amounts payable to the Executive pursuant to the Bonus Plan (up to a


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maximum of 100% of the Executive's Base Salary in any Contract Year) shall be included as pensionable compensation. The amount of benefit thus calculated, less the amount actually payable to the Executive under the terms of the Qualified Plan and the Non-Qualified Plan, shall be paid to the Executive by the Company as a supplemental pension benefit, in the form and at the time elected by the Executive for payment of his actual benefit under such Plans.

         (c) Split-Dollar Life Insurance. (i) The Company will continue to provide the Executive with the split-dollar life insurance under the existing arrangements and subject to the existing conditions, except that the death benefit will be increased to $20 million (subject to standard underwriting contingencies). (ii) The Executive or his designee will procure a second-to-die variable universal life insurance policy on the life of the Executive and his spouse (the "Policy"), whereupon the Company will enter into a collateral assignment split-dollar life insurance arrangement (the "Split Dollar Agreement") in respect of the Policy with the Executive or his designee, reasonably acceptable to them, under which the Company will make five approximately equal annual payments, commencing as soon as feasible, totaling approximately $26,634,000, but in no event less than $26,000,000 nor more than $27,000,000. The obligation of the Company to continue to make the payments shall survive any termination of Executive's employment, other than (x) a termination of the Executive by the Company for Cause pursuant to Section 6(d) or (y) a voluntary termination by the Executive prior to June 30, 2003, other than (A) a termination by the Executive for a material breach by the Company pursuant to Section 6(f) or (B) a termination by the Executive for Good Reason following a Change of Control pursuant to Section 6(g)(ii). The Split Dollar Agreement shall provide for a repayment to the Company of the entire amount of its payments, on terms and at a time as shall be reasonably acceptable to the Company.

         (d) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel (including first class air fare), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

         6. Termination.

         (a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled prior to the effective date of termination; (ii) to be paid his Base Salary under Section 3(a) hereof for a period of one (1) year from the effective date of termination; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by pension benefits or long-term disability payments, if any, to the Executive under any Company plan or arrangement and (iii) to receive a pro-rata portion of the annual bonus that the Executive would have been


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entitled to receive had he remained in employment through the end of the
Contract Year during which the termination due to permanent disability occurred. In addition, upon termination for permanent disability, the Executive shall continue to participate in any and all pension, insurance and other benefit plans and programs of the Company during the period the Executive is continuing to receive his Base Salary in accordance with this Section 6(a). Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs; provided, however, that, except as otherwise provided in this Section 6(a), the Company will have no further obligations under Sections 3(b) and 4 hereof. For purposes of this Section 6(a), "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

         (b) Death. In the event of the death of the Executive during the Term of Employment, the Company shall pay to the Executive's estate or legal representative any amounts to which the Executive otherwise would have been entitled hereunder prior to the date of his death or which become payable by reason of his death.

         (c) Termination Without Cause. The Company shall have the right, upon sixty (60) days' prior written notice given to the Executive, to terminate the Executive's employment for any reason whatsoever. In the event of such termination, for a period ending on the first to occur of a date three (3) years from the effective date of termination or June 30, 2005, the Executive shall be entitled as damages to (i) receive his Base Salary as established under Section 3(a) hereof; (ii) receive annual bonus compensation equal to the average of actual annual bonuses paid or payable to the Executive during the Term of Employment in accordance with Section 3(b)(ii) hereof, or if such termination occurs prior to the payment of any bonus hereunder, equal to the Executive's Base Salary; and (iii) participate in all pension, insurance and other benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company; provided, however, that, except as otherwise provided in this Section 6(c), the Company will have no further obligations under Sections 3(b) and 4 hereof. In the event of termination pursuant to this Section 6(c), the Executive shall not be required to mitigate his damages hereunder.

         (d) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive any amounts otherwise payable pursuant to Section 3 hereof and provide the Executive any benefits to which the Executive may have been otherwise entitled prorated to the effective date of termination, provided, however, that prior to the effective date of any termination for Cause, the Executive shall be given the opportunity to appear before the Board of Directors, with or without legal representation, at the Executive's election, to present arguments and evidence on his own behalf. The Executive's right to participate in any of the Company's


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retirement, insurance and other benefit plans and programs shall be as determined under such programs and plans; provided, however, that, except as otherwise provided in this Section 6(d), the Company will have no further obligations under Sections 3(b) and 4 hereof.

         For purposes of this Agreement, "Cause" means:

                  (i) fraud, embezzlement or gross insubordination on the part of the Executive or material breach by the Executive of his obligations under
Section 7 or 8 hereof;

                  (ii) conviction of, or the entry of a plea of nolo contendere by the Executive for, any felony;

                  (iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement (other than under Sections 7 and 8 hereof, which shall be governed by clause (i) above, and other than by reason of disability or death) that is not corrected within thirty (30) days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided that if such breach, failure or refusal is capable of correction but cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Executive within such period and may be completed within a reasonable period thereafter; or

                  (iv) any act of moral turpitude or willful misconduct by the Executive which (A) is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company or any of its subsidiaries or affiliates (such determination to be made by the Company's Board of Directors in its reasonable judgment).

         (e) Termination by Executive. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate his employment for any reason whatsoever, upon six (6) months' prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder other than to pay the executive his accrued benefits through the date of such termination. The Company expressly acknowledges that any termination of Executive's employment with the Company following the effective date of this Agreement shall qualify as a retirement termination within the meaning of the Company's Retirement Growth Account Plan and shall entitle the Executive to receive all Company benefits that are contingent upon the Executive's retirement, pursuant to the terms of each such Company benefit plan or award agreement.

         (f) Termination by Executive for Material Breach. The Executive shall have the right, exercisable by notice to the Company, to terminate his employment effective thirty (30) days after the giving of such notice, if, at any time during the Term of Employment, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice must be provided to the Company within ninety (90) days of the date on which the Executive obtains knowledge of such material breach; and provided further, that such


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termination will not become effective if within the thirty-day (30) notice period the Company shall have cured all such material breaches of its obligations hereunder. For purposes of this Section 6(f), a material breach shall include, but not be limited to, (i) a material reduction in the Executive's aggregate authority, functions, duties or responsibilities provided in Section 2 hereof (ii) the Company's failure to cause the Executive to serve in all the positions set forth in Section 1 hereof for any time period in which he is entitled to so serve, (iii) the Company's failure to pay any award that the Executive is entitled to receive pursuant to the terms of this Agreement,
(iv) a material adverse change in the Executive's reporting lines, without his consent or (v) the failure to elect or continue the Executive as a director of the Company, without his consent. Such termination shall be deemed to be a termination without cause and shall be controlled by the provisions of Section 6(c) hereof.

         (g) Change of Control.

                  (i)   Definitions.  For purposes of this Agreement,

                       (A) a "Change of Control" shall be deemed to have occurred upon any of the following events:

                          (1) a change in control of the direction and
administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as amended; or

                          (2) during any period of two (2) consecutive years,
the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute a majority thereof; or

                          (3) the Company's Class A Common Stock shall cease to
be publicly traded; or

                          (4) the Company's Board of Directors shall approve a
sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                          (5) the Company's Board of Directors shall approve any
merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 6(g)(i)(A)(2) or (3) above, and such transaction shall have been consummated.

                          Notwithstanding the foregoing, (X) changes in the
relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or


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subsidiary of the Company to its stockholders shall not constitute a Change of
Control of the Company.

                       (B) "Continuing Directors" shall mean (1) the directors in office on January 1, 2000 and (2) any successor to such directors and any additional director who after January 1, 2000 was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

                       (C) "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change in Control:

                          (1) (a) the assignment to the Executive of any duties
inconsistent in any material adverse effect with the Executive's position, authority or responsibilities as contemplated by Section 2 hereof, or (b) any other material adverse change in such position, including title, authority or responsibilities;

                          (2) any failure by the Company to comply with any
provisions of Sections 3, 4 or 5 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (3) the Company's requiring the Executive to be based
at any office or location more than 50 miles from that location at which he performed his services specified under the provisions of Section 2 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                          (4) any failure by the Company to obtain the
assumption and agreement to perform this Agreement by a successor as contemplated by Section 14.

                  (ii) Termination for Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. Such termination shall be deemed to be a termination without cause and shall be controlled by the provisions of Section 6(c) hereof.

         (h) Certain Payments by the Company.

                  (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 6(h) (v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any


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Federal, state and local income or employment tax and Excise Tax on the Tax
Reimbursement Payment provided for by this Section 6(f), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

                  (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                       (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 28OG(b) (3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the date of the Change in Control or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 28OG(b) (4) (B) of the Code) in excess of the allocable "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                       (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

                       (A) Federal income, social security, medicare and other employment taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

                       (B) any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained by Executive from the deduction of such state or local taxes if paid in such year.

                  (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time of such determination, the portion of such prior Tax Reimbursement Payment that would not have been paid if such reduced Excise Tax had been taken into account in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax

Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (v) The Tax Reimbursement Payment (or portion thereof) provided for in Section 6(h)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Cover Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (vi) The Company shall pay directly or reimburse Executive for the cost of hiring his own accounting and/or legal experts in connection with any determinations to be made as to the amounts of the Covered Payments and/or the Tax Reimbursement Payment; provided, however, that the Company shall not be required to make any such payments in excess of $20,000. The provisions of this
Section 6(h) shall survive Executive's termination of employment hereunder.

         (i) Effect of Termination. Upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in Sections 7 and 8 hereof. Furthermore, upon such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

         7. Confidentiality; Ownership.

         (a) The Executive agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any "Unauthorized" purpose (as such terms are hereinafter defined).

                  (i) "Protected Information" means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or any other business or proposed business of the Company or any of its subsidiaries or affiliates, including, but not limited to, research and development, operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel hiring plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 7.

                  (ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;
(B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law or to his legal counsel and, in connection with a determination under
Section 6(h), to accounting experts; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

         (b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments set forth in Section 3(a) hereof, all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

         (c) The provisions of this Section 7 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

         8. Covenant Not to Compete. Subject to the last sentence of this
Section 8, the Executive agrees that during the Term of Employment and for a period of one (1) year commencing upon the expiration or termination of the Executive's employment hereunder (the "Non-Compete Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

         (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his, her or its employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 8 (a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

         (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Business or any business of the Company or any of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment hereunder; provided, however, that nothing in this Section 8(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise.

         Notwithstanding the foregoing, the Executive shall not be subject to the terms and provisions of paragraph (b) of this Section 8 if the Term of Employment is terminated pursuant to Section 6(c), 6(f) or 6(g)(ii) hereof.

         9. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the other current or planned businesses of it and its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7 or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 7 or 8 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of damages from the Executive.

         10. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

         11. Entire Agreement. Except for the Fiscal 1999 Share Incentive Plan, the Executive's outstanding stock option agreements, the Executive Annual Incentive Plan, the Thrift Plan, the split-dollar life insurance arrangement between the Company and the Executive, the agreement dated January 1, 2000 relating to the conversion of 181,585 share units, the prior arrangements relating to the Executive's deferred compensation and the Qualified Plan and the Non-Qualified Plan, this Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         12. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

         13. Governing Law; Jurisdiction.

         (a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein.

         (b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

         14. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

         15. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 7 and 8 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.

         If any court construes any of the provisions of Section 7 or 8 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

         16. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

         The Company:

         The Estee Lauder Companies Inc.
         767 Fifth Avenue
         New York, New York 10153
         Attn: General Counsel
         Tel:  (212) 572-3980
         Fax:  (212) 572-3989

         The Executive:

         Fred H. Langhammer
         [Address]


         With a copy to:

         Bruce D. Haims, Esq.
         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

         17. No Conflicts. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

         18. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                          THE ESTEE LAUDER COMPANIES INC.



                                          By:   /s/ Andrew J. Cavanaugh
                                                --------------------------------
                                          Name:  Andrew J. Cavanaugh
                                          Title: Senior Vice President - Global
                                                 Human Resources

                                          /s/ Fred H. Langhammer
                                          --------------------------------------
                                          Fred H. Langhammer